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                                                                   EXHIBIT 99.11




              FORM OF NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
                          MEDICAL MANAGER CORPORATION.
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                    [Medical Manager Corporation Letterhead]


                   Notice of Special Meeting of Stockholders
                            to be Held July 23, 1999

To the Stockholders of Medical Manager Corporation:

      NOTICE IS HEREBY GIVEN that the special meeting of stockholders of Medical Manager Corporation will be held at 15151 Northwest 99th Street in Alachua, Florida on July 23, 1999, at 10:00 a.m., local time, to consider and vote upon a proposal to approve and adopt the merger agreement between Medical Manager and Synetic, Inc. pursuant to which Medical Manager will merge with a subsidiary of Synetic, with Medical Manager becoming a wholly owned subsidiary of Synetic.

      A copy of the merger agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus.

      Only stockholders of record at the close of business on June 21, 1999 will be entitled to vote at the Medical Manager Special Meeting. The stock transfer books will not be closed.

      All stockholders are cordially invited to attend the Medical Manager Special Meeting in person. However, to ensure your representation at the Medical Manager Special Meeting, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as promptly as possible.



                                  By Order of the Board of Directors,

                                  Frederick B. Karl, Jr.
                                  Vice President and General Counsel



                                  Tampa, Florida
                                  June [-], 1999


WHETHER OR NOT YOU PLAN TO ATTEND THE MEDICAL MANAGER SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.